UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2014

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 26, 2014, Advaxis, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Represenative”), as representative of the underwriters named therein (the “Underwriters”), providing for the offer and sale (the “Offering”) of 4,080,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The public offering price for each share of Common Stock was $3.00. Pursuant to the Underwriting Agreement, the Company granted the Representative an option for a period of forty-five (45) days to purchase up to an additional 612,000 shares of Common Stock. The Underwriting Agreement contains customary representations, warranties and agreements by the Company and indemnification obligations of the Company and the Underwriters.

The Offering closed on March 31, 2014. The net proceeds to the Company from the Offering were approximately $12.6 million, which includes the proceeds from the Representative’s exercise in full of its option to purchase 612,000 additional shares of Common Stock.

The shares of Common Stock were issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-194009), which became effective on March 4, 2014, and the base prospectus included therein, as amended by the prospectus supplement filed with the Securities and Exchange Commission on March 28, 2014.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 8.01	Other Events.

A copy of the opinion of Reed Smith LLP relating to the legality of the issuance and sale of the Company’s Common Stock in the Offering is attached hereto as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 26, 2014, between Advaxis, Inc. and Aegis Capital Corp.

5.1	Opinion of Reed Smith LLP.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer

Date: April 1, 2014

EXHIBIT INDEX

No.	Description
1.1	Underwriting Agreement, dated March 26, 2014, between Advaxis, Inc. and Aegis Capital Corp.
5.1	Opinion of Reed Smith LLP.
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1).